Exhibit 99.1

NEWS RELEASE

FORWARD AIR ANNOUNCES EFFECTIVE DATE OF CEO TRANSITION AND ELECTION OF NEW DIRECTOR

GREENEVILLE, Tenn.—(BUSINESS WIRE)—September 4, 2018—Forward Air Corporation (Nasdaq: FWRD) today announced that its previously-announced CEO transition became effective on September 1, 2018, when Tom Schmitt, the Company’s new President and CEO, began his employment with the Company and was elected as a member of the Company’s Board of Directors. The Company’s Board now consists of nine members, seven of whom are independent directors. Also, effective on September 1, 2018, Bruce Campbell assumed his new role as Executive Chairman.

Mr. Campbell, who is 67 years old, joined Forward Air twenty-eight years ago and has served as the President and CEO since 2003. Under his leadership as CEO, the Company grew from approximately $242 million in revenue in 2003 to the $1 billion plus enterprise it is today, generating significant shareholder value along the way.

C. Robert Campbell, the Company’s lead independent director, commented, “Bruce has been a remarkable leader responsible for creating tremendous value for our shareholders. His hard work, dedication and unique combination of vision, operating skills and commitment to the Forward Air family of employees enabled Forward Air to become the best in class service provider it is today. The entire board of directors extends our sincere thanks for his service, his past leadership as our Chairman and CEO and his continued leadership as our Executive Chairman.”

Mr. Campbell continued, “Bruce has done a superior job working closely with the Board to identify Tom as his successor. We are excited to announce Tom’s start date and to have an individual of Tom’s caliber and experience to lead Forward Air into the future. Tom has had an enormously positive impact on the companies he’s led, and we look forward to working closely with him to ensure the continued success and growth of Forward Air in the years ahead.”

Commenting on the transition, Bruce Campbell said, “I’ve been blessed and privileged to have had the opportunity to lead Forward Air over the past twenty-eight years. I am deeply passionate about our Company, and have enormous love and respect for our people. I’m extremely proud of what our team has accomplished during my tenure, and I look forward to assisting Tom as he brings his considerable talents and expertise to Forward Air and leads the Company to what I know will be a successful future.”

Mr. Schmitt, commented, “I’m excited to join the team, roll up my sleeves and get to work. I’m grateful to the Board for this opportunity and to Bruce for the legacy of success I’m inheriting. Like Bruce, I will be focused on continuing to grow the business while creating value for our customers, shareholders, employees and other stakeholders.”

About Forward Air Corporation

Forward Air keeps your business moving forward by providing services within four business segments: Expedited LTL (provides expedited regional, inter-regional and national LTL services, including local pick-up and delivery, shipment consolidation/deconsolidation, warehousing, and customs brokerage by utilizing a comprehensive national network of terminals); Truckload Premium Services (provides expedited truckload brokerage, dedicated fleet services, as well as high-security and temperature-controlled logistics services); Intermodal (provides first-and last-mile high-value drayage services both to and from seaports and railheads, dedicated contract and Container Freight Station warehouse and handling services); and Pool Distribution (provides high-frequency handling and distribution of time sensitive product to numerous destinations within a specific geographic region). For more information, visit our website at https://www.forwardaircorp.com.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations including with respect the successful management transition and future operational performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:

Forward Air Corporation

Michael J. Morris, 404-362-8933

mmorris@forwardair.com